SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          Valley Resources, Inc.
                (Name of Registrant as Specified In Its Charter)

                          Valley Resources, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(i)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

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   pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

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   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by
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    the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule
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    1) Amount previously paid: _________________________________________________

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___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                             VALLEY RESOURCES, INC.
                                1595 Mendon Road
                       Cumberland, Rhode Island 02864-0700

                                 PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Valley Resources, Inc., a Rhode Island corporation (the "Corporation"), for use at the Annual Meeting of the Stockholders of the Corporation to be held at 10:00 a.m. on Tuesday, December 10, 1996, and at any and all adjournments thereof. This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about November 5, 1996.

     A stockholder who executes a proxy may revoke it at any time before it is exercised by notifying the Secretary of the Corporation at the above address to such effect in writing before the Annual Meeting, by filing with the Corporation a superseding later-dated proxy, or by voting in person at the meeting. All shares represented by effective proxies will be voted at the Annual Meeting or any adjournment thereof. If the stockholder gives instructions as to any matter to be acted upon, the shares will be voted as so specified. If no instructions are indicated, proxies will be voted for the election of the nominees for director set forth below.

                   VOTING STOCK OUTSTANDING AND VOTING RIGHTS

     Holders of record of the Corporation's Common Stock, par value of $1 per share (the "Common Stock"), at the close of business on October 22, 1996 (the "record date") are entitled to vote at the meeting. On the record date the Corporation had 4,280,028 shares of Common Stock outstanding. Each stockholder has one vote per share on each matter voted on at the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Under applicable law, abstentions and broker non-votes will have no effect on the outcome of the election of directors.

     At the record date the following stockholders were known by the Corporation to be the beneficial owners of more than 5 percent of the outstanding Common Stock of the Corporation, being the only class of equity security issued and outstanding. Unless otherwise stated, the holders have sole voting and investment power.

                                       Amount of
  Name and Address                     Beneficial         Percent
  of Beneficial Owner                  Ownership          of Class
--------------------------------------------------------------------------------
RIEV and Co.
One Boston Place
Boston, MA  02108                        227,393            5.3

     As of October 22, 1996, the nominees for election as directors, the current directors, the executive officers named in the Summary Compensation Table below, and all executive officers and directors as a group owned beneficially Common Stock of the Corporation in the amount set forth opposite their names (such ownership being reported to the Corporation by the nominees). Unless otherwise stated, the holders have sole voting and investment power.

                                       Amount of
                                       Beneficial         Percent
  Name of Beneficial Owner             Ownership          of Class
--------------------------------------------------------------------------------
Ernest N. Agresti                         31,528            (1)
Melvin G. Alperin                          4,402            (1)
C. Hamilton Davison                          323            (1)
Don A. DeAngelis                           6,258            (1)
Alfred P. Degen                            2,320            (1)
James M. Dillon                            1,012            (1)
Jonathan K. Farnum                        11,440 (2)        (1)
John F. Guthrie, Jr                        1,567            (1)
Eleanor M. McMahon                         4,218 (3)        (1)
Kenneth W. Hogan                           7,148            (1)
Charles K. Meunier                         9,700            (1)


All Directors and Officers
as a group, including above
(9 Directors and 6 Executive Officers)    94,927            2.2

-----------------
(1) Ownership amounts to one percent or less.

(2) Includes 7,268 shares held by Mr. Farnum's wife and children to which he disclaims beneficial ownership.

(3) Shares are held in a living trust of which Dr. McMahon is sole trustee with sole voting and investment power.


                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide that the Board of Directors shall be divided into three classes with each class to be as nearly equal in number as possible, and that one class shall be elected each year for a term of three years. Accordingly, it is proposed that the three nominees, Messrs. Agresti, DeAngelis and Dr. McMahon, who are presently directors whose terms expire at this meeting be elected to serve three-year terms. There are six other directors whose terms do not expire at this time. In accordance with the Rhode Island Business Corporation Act, directors are elected by a majority of votes of the shares represented at the Meeting and entitled to vote thereon.

     It is intended that the shares represented by proxy will be voted to elect the three nominees named below, unless authority to do so has been withheld by proxy.

     Should any of the nominees be unable to serve, the proxy will be voted for a substitute nominee designated by the Board of Directors. Each of the nominees has indicated a willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable.

     The nominees for election as directors as well as those directors whose terms have not expired are named below.

                           Position      First
                             Held        Served
                             with        in the     Business Experience
       Name          Age  Corporation    Position   During Last Five Years
--------------------------------------------------------------------------------
Directors nominated for a term of three years:

Ernest N. Agresti    66    Director       1975   Retired; Partner in the
  (2)(3)                                         law firm of Edwards & Angell,
                                                 Providence, Rhode Island,
                                                 for more than five years prior
                                                 to retirement.

Don A. DeAngelis     57    Director       1976   Vice Chairman and Chief
  (2)(3)                                         Executive Officer, Murdock
                                                 Webbing Co., Inc., a manu-
                                                 facturer of narrow fabric,
                                                 Central Falls, Rhode Island.

Eleanor M. McMahon   67    Director       1984   Distinguished Visiting Profes-
  (1)                                            sor, A. Alfred Taubman Cen-
                                                 ter for Public Policy, Brown
                                                 University, Providence,
                                                 Rhode Island.
Directors whose terms expire in 1997:

Melvin G. Alperin    60    Director       1979   President, Brewster Industries,
  (1)(3)                                         real estate investments,
                                                 Pawtucket, Rhode Island.

Alfred P. Degen      49   President,       1994  Chief Executive Officer of
                          Director and           Valley Resources, Inc. since
                          Chief Executive  1995  March 1995; President,
                          Officer                Valley Resources, Inc. from
                                                 July 1994; Executive Vice
                                                 President, Philadelphia Gas
                                                 Works for more than 5 years
                                                 prior to July 1994.

                           Position      First
                             Held        Served
                             with        in the     Business Experience
       Name          Age  Corporation    Position   During Last Five Years
--------------------------------------------------------------------------------
C. Hamilton Davison  37    Director        1995  President and Chief Executive
  (1)                                            Officer of Paramount Cards,
                                                 Inc., a designer, manufacturer
                                                 and distributor of greeting
                                                 cards, Pawtucket, Rhode
                                                 Island.  Mr. Davison is also
                                                 a director of Tufco
                                                 Technologies, Inc., a specialty
                                                 printer and converter of
                                                 custom paper and nonwoven
                                                 material.

Directors whose terms expire in 1998:

James M. Dillon      63    Director       1983   Retired; Director of
  (1)                                            Development, The
                                                 Roman Catholic Diocese,
                                                 Bridgeport, Connecticut from
                                                 November 1993 to December
                                                 1994; First Vice President,
                                                 Swiss Bank Corporation,
                                                 New York, New York from
                                                 April 1992 to November
                                                 1993; Senior Vice President,
                                                 Bankers Trust Company,
                                                 New York, New York from
                                                 September 1988 to April
                                                 1992.

Jonathan K. Farnum   57    Director       1983   Chairman and President,
  (1)(2)(3)                                      Wardwell  Braiding Machine
                                                 Company, a manufacturer
                                                 of special design machinery,
                                                 Central Falls, Rhode Island.

John F. Guthrie, Jr. 52    Director       1979   Vice President, The New
  (2)(3)                                         England, an insurance and
                                                 financial services company,
                                                 Boston, Massachusetts.

---------------------------
(1) Member, Audit Committee
(2) Member, Compensation Committee
(3) Member, Development Committee

                          GOVERNANCE OF THE CORPORATION

     Under the Articles of Incorporation and Bylaws of the Corporation, the Corporation is managed under the direction of the Board of Directors and by the officers to whom authority has been delegated. The Board is charged with the responsibility of selecting and evaluating senior officers, providing financial reports to the stockholders and considering other fundamental corporate matters, including dividends, issuance of stock and major corporate borrowings.

     During the fiscal year ended August 31, 1996, the Board met four times. Each member of the Board of Directors attended at least 75% of the aggregate of the meetings of the Board and its committees on which they served in that year.

     The Board has an Audit Committee consisting of Messrs. Alperin (Chairman), Davison, Dillon, Farnum and Dr. McMahon. The Committee met four times during the fiscal year ended August 31, 1996. The Audit Committee of the Board of Directors, composed solely of directors who are not officers or employees of the Corporation, meets periodically with management and the Corporation's independent certified public accountants to discuss their evaluation of internal accounting controls, the quality of financial reporting and related matters. The independent auditors have free access to the Audit Committee, without management present, to discuss the results of their audits. The Audit Committee also reviews quarterly and annual filings made with the Securities and Exchange Commission.

     The Board has a Compensation Committee consisting of Messrs. DeAngelis (Chairman), Agresti, Farnum and Guthrie. The Compensation Committee met once during the fiscal year ended August 31, 1996. The Compensation Committee is charged with reviewing the salary administration program for management personnel, implementing the plan for that program and making appropriate recommendations to the Board of Directors.

     The Board has a Development Committee consisting of Messrs. Farnum (Chairman), Agresti, Alperin, DeAngelis and Guthrie. The Committee met three times during the fiscal year ended August 31, 1996. The Development Committee meets periodically with management to discuss and evaluate plans to develop the overall strategic direction of the Corporation. The Committee makes appropriate recommendations to the Board regarding these plans.

     The Board of Directors has no nominating committee as the Board as a whole studies the qualifications and recommends to the stockholders the election of directors of the Corporation. Stockholders may recommend nominees for election as directors by writing to the President of the Corporation.

     All directors, except Mr. Degen, receive an annual retainer fee of $5,000 and a fee of $600 per meeting attended and the members of the Audit, Compensation and Development Committees of the Board receive a fee of $600 per meeting attended with the chairman of each committee receiving a fee of $750.

Under a formal plan, directors may elect to defer all or a portion of their fees earned for services as a director. Under the terms of the plan a director's deferred election includes a payment schedule specifying the date on which payment shall begin, which shall not be earlier than the Director's 65th birthday, nor later than the first day of the month following the date the Director attains age 70. At August 31, 1996, Messrs. Agresti, Alperin, Dillon, Farnum and Dr. McMahon had so elected to defer their fees. The Corporation has adopted a Director's Retirement Plan pursuant to which non- employee directors who (i) have completed a minimum of 10 years of board service and retire from the board at or after age 60 or (ii) retire from the board at or after age 70, are entitled to receive an annual retirement benefit for a 10-year period following retirement from the Board. The annual retirement benefit equals the annual director's retainer being paid on the date of retirement from the Board, with such amount being pro-rated in the case of directors with less than 10 years of service on the date of retirement.

                         EXECUTIVE OFFICER COMPENSATION

     The following tables and notes set forth the compensation provided by the Corporation to its Chief Executive Officer and the Corporation's other most highly compensated executive offices (the "Named Officers"), who earned in excess of $100,000, in fiscal 1996:

                           SUMMARY COMPENSATION TABLE

                                                             Annual Compensation
                                                             -------------------
        Name and                                                                              All Other
    Principal Position                  Year              Salary              Bonus       Compensation(1)(2)
------------------------------------------------------------------------------------------------------------

Alfred P. Degen                         1996              167,447            15,000            4,500
  President and                         1995              152,500             5,063            1,000
  Chief Executive Officer               1994               24,167               -0-              -0-


Kenneth W. Hogan                        1996              127,976             8,000              -0-
  Senior Vice President,                1995              118,667            13,000              -0-
  Chief Financial Officer,              1994              111,033            12,500            3,563
  and Secretary

Charles K. Meunier                      1996               99,763             5,000            1,970
   Vice President,                      1995               96,403             4,000            2,400
   Operations                           1994               87,591             4,750            4,848

(1) All full-time nonbargaining employees of Valley Gas Company who have completed one year of service are eligible to participate in an Employee Savings Plan. Under this plan, a participating employee may contribute up to 20% of his base pay, and the Company will contribute each year from profits an amount equal to at least 50% of the participant's contribution to a maximum of 2% of base pay. The plan permits a participant to make contributions on a pretax basis under Section 401(k) of the Internal Revenue Code, thereby reducing his taxable compensation. Employer contributions under this plan in fiscal 1996 for the benefit of executive officers named above were as follows: Mr. Degen $4,500 in 1996 and $1,000 in 1995; Mr. Meunier $1,970 in 1996, $2,400 in 1995 and $1,982 in 1994.

(2) Includes contributions made by Valley Gas Company to the Employee Stock Ownership Plan of the Corporation. Contributions to the Plan are based upon discretionary contributions by the Board of Directors. All participants in the Employees' Retirement Plan and the Employees' Pension Plan participate in the Employee Stock Ownership Plan. Contributions made on behalf of executive officers named above in fiscal 1994 were as follows: $3,563 for Mr. Hogan and $2,866 for Mr. Meunier. No contributions were made to the Plan in fiscal 1996 or 1995.
                              -----------------------

Pension Plan


     The Corporation maintains a defined benefit plan (Employees' Retirement
Plan) covering all management and nonbargaining unit employees except the Corporation's subsidiaries, Morris Merchants, Inc., Bristol & Warren Gas Company and Alternate Energy Corporation. Covered compensation under the plan includes only regular salary, excluding any fees, bonuses or other additional types of compensation. The covered compensation for the most recently available plan year was $5,679,869.

     The Corporation also maintains a supplemental retirement plan for certain officers of the Corporation, including Messrs. Degen and Hogan. This plan provides that the officer's retirement payment will approximate 65 percent of the combination of his final year base salary plus the average of the incentive compensation paid to the officer over the last three years.

     The following table sets forth the annual retirement benefit, using a straight life annuity, at the normal retirement age of 65, which would accrue for each year of credited service, using a formula based upon 1 1/2 percent of final average compensation times years of credited service and reduced by 1 percent of the employee's Social Security benefit multiplied by the number of years of credited service over the amount of the retirement annuity, at the indicated rates of compensation, assuming receipt of Social Security benefits of $1,000 per month. At August 31, 1996, Mr. Degen has one year of credited service, Mr. Hogan has 19 years and Mr. Meunier has 33 years. Table A sets forth the annual retirement benefit for participants in the supplemental retirement plan and Table B sets forth the benefit for all other pension plan participants.


Table A
-------

        Final Year Compensation                                  Average Benefits for Years of
      Plus Average of Last Three                                 Credited Service Indicated
        Years Incentive Award                        15  years    30  years    35  years    40  years
-----------------------------------------------------------------------------------------------------
$100,000...............................              $ 53,000     $ 53,000     $ 53,000     $ 53,000
 125,000..............................                 69,250       69,250       69,250       69,250
 150,000..............................                 85,500       85,500       85,500       85,500
 175,000..............................                101,750      101,750      101,750      101,750
 200,000..............................                118,000      118,000      118,000      118,000
 225,000..............................                134,250      134,250      134,250      134,250
 250,000..............................                150,500      150,000      150,000      150,000
 300,000..............................                183,000      183,000      183,000      183,000
 400,000..............................                248,000      248,000      248,000      248,000
 500,000..............................                313,000      313,000      313,000      313,000



Table B
-------
        Average Annual Compensation                              Average Benefits for Years of
        for Five Consecutive Highest                             Credited Service Indicated
          of the Last Ten Years                      15  years    30  years    35  years    40  years
-----------------------------------------------------------------------------------------------------
$100,000...............................                $20,700      $41,400      $48,300      $55,200
 125,000..............................                  26,325       52,650       61,425       70,200
 150,000 (1)..........................                  31,950       63,900       74,550       85,200

 (1) Maximum compensation under the plan.

Termination Agreements
----------------------

     The Corporation has entered into "termination agreements" with Messrs. Degen and Hogan, which provide certain benefits to those officers in the event of certain terminations of employment occurring after a change in control of the Corporation. A change in control is defined as the acquisition by any person or group of 20% or more of the voting power of the Corporation's stock or a change in a majority of the directors during any period of two consecutive years. Benefits payable in the event of a termination of employment by the Corporation other than for cause or by the officer for good reason (defined as a reduction in base salary or vacations, a significant change in duties, a failure by the Corporation to continue certain benefit plans or relocation) after a change in control include severance pay equal to 2.99 times base salary in the case of Mr. Degen and 2.5 times base salary in the case of Mr. Hogan. Severance benefits are payable for a period of 15 months after a change in control at 2 times base salary in the case of Mr. Degen and one year's base salary in the case of Mr. Hogan. The termination agreements also provide for continuation of insurance benefits and a payment in lieu of continued participation in the Corporation's retirement plan, in each case measured by the same period of time as would apply to the termination payment referred to above. The termination agreements are automatically renewed each year for one year unless cancelled by the Corporation.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                            ON EXECUTIVE COMPENSATION

                          EXECUTIVE COMPENSATION DESIGN

     The design of the Corporation's executive compensation system is intended to attract, retain and motivate high quality executives with an individual and corporate performance-based compensation package that promotes achievement of both corporate and operating company goals for the benefit of both customers and stockholders. The program is designed to provide a competitive annual salary, and through the variable performance elements, act as a mechanism to integrate the subsidiaries by common performance criteria. The goals defined within the incentive compensation components of the program act to focus management attention on annual and long-term business objectives. The Compensation Committee of the Board of Directors of Valley Resources, Inc. (the "Committee"), comprised solely of outside directors, is responsible for establishing, reviewing and administering the compensation plan for executive officers of the Corporation and its subsidiaries.

     The compensation package of each executive officer consists of base salary and the potential for an annual incentive award. The base salary component is based primarily upon comparative market-derived compensation data for jobs of comparable positions and breadth of responsibilities within the utility industry in New England and nationally. The annual incentive award is based upon the Corpo- ration's standings among a comparison group of companies in the utility industry. The comparison companies (the "Peer Group") are those companies used for measuring the Corporation's performance as set forth below under "Corporate Performance." For an executive officer to receive the targeted level of compensation the Corporation must meet certain shareholder and customer value criteria established by the Committee. This places a portion of the executive officer's compensation at risk and tied to annual and long-term corporate performance. The total of the base salary and incentive award is designed to meet the prevailing market level of compensation for a comparison group of companies when targeted levels of performance are achieved. When targeted levels of performance are exceeded the total compensation should surpass the market.

     A discussion of the two components of executive officer compensation and decisions made by the Committee concerning the Named Officers and the Chief Executive Officer follows.

                                   BASE SALARY

     The base salary portion of the executive officers' compensation is market-based and not tied to corporate performance. The objective of the Committee is to establish a compensation level that approaches the midpoint of a sample group of companies with similar sales and complexities as the Corporation. In December 1994 the Committee met to review the data analysis that had been prepared by an independent compensation consultant to establish the base salary for calendar 1995 for each of the named officers. For calendar 1996 the base salary of each executive officer was adjusted to reflect changes in the market after consultation with the consultant. The base salary of the Chief Executive Officer approximates 86 percent of the comparison group of companies. The other executive officers approximate 89 percent of the comparison group.

                             ANNUAL INCENTIVE AWARD

     The annual incentive award is determined by a formula based upon the performance of the Corporation against the Peer Group during the fiscal year as measured against certain customer and stockholder value criteria on both a short and long term basis. The amount of the incentive award is a percentage of the officer's base salary and can range from 5 to 30 percent depending upon the level of performance and the position of the individual corporate officer. The criteria that are used and the weighted percentage of the award that is granted for that specific criteria are: net income, normalized for the impact of weather, as compared to budgeted net income, at 25 percent; 3-year average return on equity at 12.5 percent; market-to-book ratio at 12.5 percent; the ratio of long-term utility operating expenses to the long-term utility operating revenues at 25 percent; and Board of Directors discretion at 25 percent. If the weather normalized earnings result for the fiscal year does not equal at least 90 percent of the budget, then no incentive award is payable under the provisions of the plan.

     In December 1995 the Committee met to evaluate the fiscal 1995 results of operations. At that time it was determined by the Board that the unusually warm weather experienced in the utility companies operating areas caused the weather normalized earnings to be distorted. As a result they determined that under the provisions of the plan no incentive award would be calculated. However, since management had met or exceeded all the other criteria established for the fiscal year and the year had presented unique challenges, a bonus award was made to Mr. Degen and a bonus pool was established for award to the other corporate officers. The events which the Committee considered in their decision were the smooth transition executed by a virtually new management team brought about by the loss of several senior management personnel through death and retirement; management's successful presentation of a request for increased rates for both utility companies on a consolidated basis, resulting in a broader range of commercial and industrial rates that will allow the companies to be more responsive to customer needs; new initiatives in the marketing of large gas-fired equipment outside of the traditional utility service operating areas; and instituting a long range strategic plan to position the Corporation for the next century in a less regulated environment. The Committee determined that, based on these primary and other factors, the establishment of the bonus award for Mr. Degen and the pool for the other corporate officers was warranted. The incentive award of the current Chief Executive Officer approximates 44 percent of the comparison group of companies. The incentive award for the other officers approximates 45 percent of the comparison group. The aggregate base salary of the current Chief Executive Officer approximates 80 percent of the comparison group and 85 percent for the other executive officers.

     This report has been provided by the Compensation Committee.

                                       Don A. DeAngelis (Chairperson)
                                       Ernest N. Agresti
                                       James M. Dillon
                                       Jonathan K. Farnum
                                       John F. Guthrie, Jr.

                              CORPORATE PERFORMANCE

     The following charts compare the Corporation's performance, as measured by the change in price of its common stock plus reinvested dividends, with the Standard & Poor's natural gas index, the AMEX stock index and a group of comparative diversified-energy companies for five- and ten-year periods. The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the end of each quarter). The graph assumes $100 invested in the Company and each of the indices at August 31, 1991 for the five-year period and at August 31, 1986 for the ten-year period. The Peer Group consists of the following companies, which are also used to determine the annual incentive award.

    Atmos Energy Corporation           MCN Corporation
    Bay State Gas Company              Mobile Gas Service Corporation
    Berkshire Gas Company              National Gas & Oil Corporation
    Delta Natural Gas Company          Providence Energy Corporation
    Energynorth, Inc.                  Roanoke Gas Corporation
    Essex County Gas Company           Southeastern Michigan Energy Enterprises


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
           AMONG VALLEY RESOURCES, INC., THE AMEX MARKET VALUE INDEX,
                  THE S & P NATURAL GAS INDEX AND A PEER GROUP

                              8/91         8/92          8/93         8/94        8/95         8/96
Valley Resources, Inc.        100          102           152          129         119          139
Peer Group                    100          128           174          176         184          244
AMEX Market Value             100          102           123          122         144          150
S & P Natural Gas             100          107           142          128         145          196


* $100 invested on 08/31/91 in stock or index - including reinvestment of dividends.
   Fiscal Year Ending August 31.


                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN*
           AMONG VALLEY RESOURCES, INC., THE AMEX MARKET VALUE INDEX,
                  THE S & P NATURAL GAS INDEX AND A PEER GROUP

                              8/86     8/87    8/88    8/89     8/90    8/91     8/92   8/93     8/94    8/95     8/96
Valley Resources, Inc.        100      143     197     198      135     167      171    255      216     199      232
Peer Group                    100      108     113     141      135     156      200    271      275     287      380
AMEX Market Value             100      132     108     140      118     136      139    167      166     195      204
S & P Natural Gas                              100     141      137     127      135    181      162     184      249


*$100 Invested on 08/31/86 in stock or index - including reinvestment of dividends.
   Fiscal Year Ending August 31.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors and persons who own more than 10% of a registered class of the Corporation's equity securities ("insiders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Insiders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during fiscal 1996 all Section 16(a) filing requirements applicable to its insiders were in compliance.

                          1997 ANNUAL MEETING PROPOSALS

     Stockholders may submit proposals for inclusion in the Proxy Statement for the Annual Meeting of Stockholders to be held on December 9, 1997 provided the proposal is received at the principal executive office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, prior to July 7, 1997.

                                    AUDITORS

     The Board of Directors has selected the firm of Grant Thornton as the independent certified public accountants for the Corporation to audit its financial statements for the fiscal year 1996. This firm has served the Corporation in this capacity for several years. A representative of Grant Thornton is expected to attend the Annual Meeting and will be available to respond to appropriate questions. It is not anticipated such representative will make a prepared statement at the meeting; however, he or she will be free to do so if he or she chooses.


                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the meeting. Should any other business properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                              SOLICITATION EXPENSES

     The Corporation will bear the cost of the solicitation of proxies by the Board of Directors, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Although it is anticipated that proxies will be solicited principally by mail, proxies may be solicited by personal interview, telephone or telegraph, by certain of the Corporation's employees without compensation therefor.

                                            By Order of the Board of Directors,


                                            K. W. Hogan, Secretary

Cumberland, Rhode Island
November 5, 1996

APPENDIX



                             VALLEY RESOURCES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                DECEMBER 10, 1996

To the Stockholders of
   VALLEY RESOURCES, INC.

     Notice is hereby given that the Annual Meeting of the Stockholders of Valley Resources, Inc. (the "Corporation") will be held at the principal office of the Corporation, 1595 Mendon Road, Cumberland, Rhode Island 02864-0700, on Tuesday, December 10, 1996, at 10:00 a.m., for the following purposes:

     1. To elect three directors, each to serve for a term of three years and until their successors are elected and qualified.

     2. To consider and act upon such other matters as may properly come before the meeting and any and all adjournments thereof.

     Only Common Stockholders of record on the stock transfer books of the Corporation at the close of business on October 22, 1996 will be entitled to notice of and to vote at the meeting and at any and all adjournments thereof.

     Stockholders who are unable to attend the meeting in person and wish to have their stock voted are requested to sign, date and return promptly the accompanying Proxy in the enclosed envelope.

                                            By Order of the Board of Directors,

                                                 K. W. Hogan, Secretary


Mailed:  November 5, 1996

     STOCKHOLDERS ARE REQUESTED TO EXECUTE THE ATTACHED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING. A STOCKHOLDER NEVERTHELESS MAY VOTE IN PERSON IF HE DOES ATTEND.


                             DETACH PROXY CARD HERE


1.Election of Directors FOR all nominees  WITHHOLD AUTHORITY to vote *EXCEPTIONS
                        listed below [ ]  for all nominees               [ ]
                                          listed below [ ]


Nominees: Ernest N. Agresti, Don A. DeAngelis, Eleanor M. McMahon (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions ___________________________________________________________________
2. To consider and act upon other matters as they may properly come before the meeting and any and all adjournments thereof.

In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.


Change of Address or
Comments Mark Here   [ ]

The signature on this Proxy should correspond exactly with stockhold-er's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


Dated: ___________________________, 199__


_______________________________________
Signature


_______________________________________
Signature

Votes must be indicated (X) in Black or Blue ink.  X

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)



VALLEY RESOURCES, INC.                       PROXY/VOTING INSTRUCTION CARD
________________________________________________________________________________

         This proxy is solicited on behalf of the Board of Directors of Valley Resources, Inc. for the Annual Meeting on December 10, 1996


     The stockholder appoints A. P. Degen, K. W. Hogan and P. A. Morrison, and each of them, with full power of substitution in each, the proxies of the stockholder, to represent the stockholder and vote all shares of Valley Resources, Inc. Common Stock which the stockholder may be entitled to vote at the Annual Meeting of Stockholders to be held on December 10, 1996, and at any adjournment or postponement thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is given, this proxy will be voted FOR proposal 1.

                                        VALLEY RESOURCES,INC.
                                        P. O. BOX 11419
                                        NEW YORK, NY  10203-0419


            (Continued, and to be signed and dated on reverse side.)